Exhibit 5.1

Vance Chapman

Direct Phone:        020.7661.5333

Direct Fax:                     020.7661.5400
vance.chapman@bingham.com

10 October 2014

Old Mutual Asset Management

5th Floor, Millennium Bridge House

2 Lambeth Hill

London

EC4V 4GG

Dear Sirs,

Registration Statement on Form S-8 - Exhibit 5.1

1.                  Introductory Matters

We are acting as English legal advisers to Old Mutual Asset Management plc (the “Company”) and in that capacity have been asked to give an opinion in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act 1933, as amended (the “Securities Act”) in connection with the offering of up to 12,000,000 ordinary shares, with a nominal value of $0.001 per share in the capita of the Company (the “Shares”) to be issued pursuant to the OM Asset Management plc 2014 Equity Incentive Plan and the OM Asset Management plc 2014 Non-Employee Directors’ Equity Incentive Plan  (the “Plans”) adopted by the Company.

We have taken instructions in this regard solely from the Company.

We hereby confirm that, for the purposes of rendering this opinion letter (the “Opinion”) we have not, other than as expressly set forth in this Opinion, undertaken any searches or obtained any information whatsoever in relation to the Company to verify such matters as (including without limitation):

(a)         its solvency or otherwise;

(b)         whether any steps have been taken by any person in respect of its receivership, administration, reorganisation, winding-up or liquidation, including for these purposes the taking by any person of any action relating to or affecting the rights of creditors (or any analogous actions thereto) or the commencement of any moratorium in respect thereof;

(c)          whether any security interests, liens or encumbrances exist or have been registered over any of its property or assets; or

(d)         otherwise investigate in any way whatsoever its activities.

This Opinion is given only with respect to English law as it exists and is interpreted at the date of this Opinion.  For the purposes of this Opinion we have made no investigation or, and therefore express or imply no opinion to, the laws of any other jurisdiction.  In particular, we give no opinion on European Union law as it affects any jurisdiction other than England.  This Opinion is governed by, and shall be construed in accordance with, English law.

2.                  Documents

We have not examined any document for the purposes of giving this Opinion other than:

(a)         a copy of the draft Registration Statement filed with the Securities and Exchange Commission on 10 October 2014, together with the Company’s prospectus dated 9 October 2014 (the “Prospectus”);

(b)         copies of the Plans dated 18 September 2014;

(c)          copies of the Company’s certificate of incorporation, certificate of incorporation on reregistration of a private company as a public company, articles of association, each existing as at the date of this Opinion;

(d)         a certificate addressed to us from Molly Mugler, the company secretary of the Company, dated 7 October 2014 (the “Certificate”);

(e)          minutes and resolutions of directors’ meetings of the Company (the “Board Resolutions”) dated 19 and 29 September 2014;

(f)           resolutions of shareholders of the Company dated 19 and 29 September 2014 (the “Shareholder Resolutions” and together with the Board Resolutions the “Resolutions”); and

(g)          the results of our search on 10 October 2014 at or about 11 a.m. London time of the Company’s public records held by the Registrar of Companies (the “Company Search”).

On 10 October 2014 we carried out telephone enquiries at the Central Registry of Winding-Up Petitions at the Companies Court in London at or about 11 a.m. London time in respect of the Company (the “Bankruptcy Search”).

3.                  Assumptions

For the purpose of giving this Opinion, we have assumed:

(a)         the genuineness of all signatures and seals;

(b)         the conformity to original documents of all documents submitted to us as copies or scanned pdf copies and the authenticity and completeness of such original documents;

(c)          that all facts which are stated in any official public record or other document or information supplied by a public official are correct.  In particular, that the files maintained at the Registrar of Companies relating to the Company were all complete, accurate and up-to-date at the time the Company Search was conducted and will so remain as at each Allotment Date (as defined below);

(d)         that the Certificate fully and accurately states the position as to the matters of fact referred to therein, remains accurate insofar as relevant to this Opinion and will remain so as at each Allotment Date (as defined below) and that no additional matter would have been disclosed by the Company Search and the Bankruptcy Search being carried out since the time and date of the carrying out of such searches and that the particulars disclosed by such searches are, in all aspects, true, complete and up-to-date;

(e)          that any foreign law would not affect any of the conclusions stated in this Opinion;

(f)           that, except as would be revealed by the Bankruptcy Search, no steps have been taken to place the Company into any insolvency procedure or to grant an injunction against the Company;

(g)          that on each date of the allotment and issue of the Shares for the purposes of the Plans (each an “Allotment Date”) the Company will have complied with all applicable laws and passed all requisite resolutions to allot and issue such Shares and the consideration for the allotment and issue of such Shares will be in cash, will be paid in full on allotment and will not be less than the par value of such Shares;

(h)         that the term “non-assessable”, which has no recognised meaning under English law, for the purposes of this Opinion means that, under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional assessments or calls for further funds by the Company or any creditor of the Company;

(i)             that the Shareholder Resolutions were duly passed in accordance with the articles of association of the Company as in force at such time, and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to the Allotment Dates;

(j)            as at the Allotment Dates, the authority granted pursuant to the Shareholder Resolutions will remain unutilised to the extent necessary to permit the allotment and issue of the Shares then being allotted and issued;

(k)         the Board Resolutions were duly passed at a properly convened meeting of the Board in accordance with the articles of association of the Company as in force at such time, and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to the Allotment Dates;

(l)             any future allotments and issue of Shares will be duly made in accordance with the articles of association of the Company as in force at each Allotment Date by directors who were validly appointed at such time, the Companies Act 2006, applicable law and any relevant authority given by the members of the Company in a general meeting to allot such Shares;

(m)     the directors at each Allotment Date will be duly appointed and authorised pursuant to the articles of association of the Company as in force at each Allotment Date, the Companies Act 2006, applicable law and any relevant authority given by the members of the Company in a general meeting to allot the Shares to be allotted and issued on such Allotment Date on a non-pre-emptive basis;

(n)         a meeting of the Board or a duly authorised and constituted committee of the Board will be duly convened and held prior to each Allotment Date, at which it will be resolved to allot and issue the Shares to be allotted and issued on such Allotment Date;

(o)         the directors on each Allotment Date, will have exercised their powers in accordance with their statutory duties under the Companies Act 2006 and English common law;

(p)         the Shares will have been, on allotment and issue, fully paid up in accordance with (i) the articles of association of the Company in force at each Allotment Date; and (ii) applicable law in force at each Allotment Date;

(q)         the name of the relevant allottee and the number of Shares allotted will be duly entered in the register of members of the Company;

(r)            the Plans have been validly adopted and are in force pursuant to the terms of the Plans;

(s)           the Plans have constituted and will continue to constitute valid, legally binding and enforceable obligations of the parties thereto under the laws by which they are, and/or are expressed to be, governed;

(t)            the Plans have been and will be operated in accordance with their rules;

(u)         insofar as any obligation under the Plans is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance is not and will not be illegal or ineffective by virtue of the law of that jurisdiction; and

(v)         that the description of the maximum number of Shares that may be issued under the Plans as being 12,000,000 as described on page 204 of the Prospectus, is correct.

4.                  Opinion

Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions set out in this Opinion, we are of the opinion that, on allotment and issue, the Shares will be duly authorised, validly allotted and issued, fully paid and non-assessable provided that: (i) the Registration Statement, as amended, continues to be effective under the Securities Act; (ii) such Shares are issued on an Allotment Date in accordance with the terms of, and subject to the limitations set out in, the Plans; and (iii) valid entries in the books and registers of the Company have been made.

5.                  Qualifications

This Opinion is subject to the following qualifications:

(a)         we expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that may affect the Opinion;

(b)         the Company Search is not capable of revealing conclusively whether or not:

(i)             a winding-up order has been made or a resolution passed for the winding up of the Company;

(ii)          an administration order has been made; or

(iii)       a receiver, administrative receiver, administrator or liquidator has been appointed;

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered into the records of the Company immediately;

(c)          the Company Search is not capable of revealing, prior to the making of the relevant order whether or not a winding-up petition or a petition for an administration order has been presented;

(d)         the Bankruptcy Search relates only to a compulsory winding up and is not capable of revealing whether or not a winding up petition for a petition, prior to the making of the relevant order, for an administration order has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry of Winding-Up Petitions and entered on such records at all;

(e)          we express no opinion as to matters of fact and this Opinion is subject to any matters of fact not disclosed to us;

(f)           we express no opinion on the impact of any rules, regulations or requirements of the New York Stock Exchange or the rules and regulations adopted by the SEC;

(g)          this Opinion is strictly limited to the matters stated in paragraph 4 and does not extend to, and is not to be read as extended by implication to, any other matters;

(h)         we express no opinion on the effectiveness of any of the provisions of the Plans and this Opinion does not extend to, and is not to be read as extended by implication to, the adequacy of the Shares to satisfy the implementation of the Plans.

6.                  Consent

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to all references to our firm included or made a part of the Registration Statement with respect thereto.

Yours faithfully,

/s/ Bingham McCutchen (London) LLP

Bingham McCutchen (London) LLP